Exhibit 10.1
VIASAT, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
THE THIRD AMENDED AND RESTATED 1996 EQUITY PARTICIPATION PLAN

Grant: _________ shares of Restricted Stock Units	Name:

Grant Date:	Signature:

1. Grant. Effective on the Grant Date, you have been granted the number of shares indicated above of Restricted Stock Units (the “RSU”), providing you the entitlement to receive Common Stock of ViaSat, Inc., a Delaware corporation (the “Company”), as the RSU vests, in accordance with the provisions of this Agreement and the provisions of the Third Amended and Restated 1996 Equity Participation Plan of ViaSat, Inc. (the “Plan”). Restricted Stock Units are defined as “Deferred Stock” in the Plan.
2. Forfeiture Upon Termination. Until vested, the RSU shall be subject to forfeiture in the event of the termination of your employment or service with the Company and all of its Subsidiaries for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement (“Termination of Employment”).
3. Transferability. Until vested, the RSU or any right or interest therein is not transferable except by will or the laws of descent and distribution. Until Common Stock is issued upon settlement of the RSU, you will not be deemed for any purpose to be, or have rights as, a Company shareholder by virtue of this Award. You are not entitled to vote any shares of Common Stock by virtue of this award.
4. Vesting. The RSU will vest and no longer be subject to the restrictions of and forfeiture under this Agreement in one-fourth (1/4th or 25%) increments on each anniversary of the Grant Date. Notwithstanding the foregoing, the RSU shall be fully vested upon your Termination of Employment by reason of death or permanent disability. “Permanent disability” means that you are unable to perform your duties by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or is expected to last for a continuous period of at least 12 months, as reasonably determined by the Compensation and Human Resources Committee of the Board (the “Committee”) in their discretion.
5. Payment After Vesting. Upon vesting in the RSU, you will be issued shares of Common Stock equal to the number of vested shares, in settlement of the RSU (subject to the withholding requirements described in paragraph 6 below, as applicable).
6. Withholding. The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable Federal, state, local and foreign taxes (including any FICA obligation) required by law to be withheld with respect to any taxable event arising from the receipt of the shares of Common Stock upon settlement of the RSU. At any time not less than five (5) business days before any such tax withholding obligation arises, you may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold cash payable or shares otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation, or (ii) paying the amount of the tax withholding obligation directly to the Company in cash. Unless you choose to satisfy your tax withholding obligation in accordance with subsection (ii) above, your tax withholding obligation will be automatically satisfied in accordance with subsection (i) above. The Committee or the Board will have the right to disapprove an election to pay your tax withholding obligation under subsection (ii) in its sole discretion. In the event your tax withholding obligation will be satisfied under subsection (i) above, then the Company, upon approval of the Committee or the Board, may elect (in lieu of withholding shares) to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on your behalf a whole number of shares from those shares of the RSU issuable to you as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy your tax withholding obligation. Your acceptance of this RSU award constitutes your instruction and authorization to the Company and such brokerage firm to complete the transactions described in the previous sentence, as applicable. Such shares will be sold on the day the tax withholding obligation arises (e.g., a vest date) or as soon thereafter as practicable. The shares may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price. You will be responsible for all broker’s fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed your tax withholding obligation, the Company agrees to pay such excess in cash to you as soon as practicable. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your tax withholding obligation. The Company may refuse to issue any Common Stock under your RSU award to you until your tax withholding obligations are satisfied. To the maximum extent permitted by law, the Company has the right to retain without notice from shares issuable under the RSU award or from salary payable to you, shares or cash having a value sufficient to satisfy your tax withholding obligation.
7. No Effect on Employment. Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment or services at any time, nor confer upon you the right to continue in the employ or service of the Company or any Subsidiary.
8. Plan Governs. This RSU Award is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan has been introduced voluntarily by the Company and in accordance with its terms it may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of RSU under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of RSU or benefits in lieu of RSU in the future. Future awards of RSU, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.
VIASAT, INC.

By:

Its:

2